FOR IMMEDIATE RELEASE

Ferro Announces Financial Results for First Quarter 2006

•	Revenues of $505 million for first quarter of 2006 set a quarterly sales record

•	Net income from continuing operations increased to $7.2 million, or $0.16 per share

•	Company initiates restructuring of European operations

CLEVELAND, Ohio – July 12, 2006 – Ferro Corporation (NYSE:FOE) announced today sales of $505 million for the quarter ended March 31, 2006, a quarterly record. Sales were 9 percent higher than the prior-year quarter and up 10 percent from the fourth quarter of 2005. Net income from continuing operations was $7.2 million, or $0.16 per diluted share, compared with $0.6 million, or less than $0.01 per share, in the first quarter of 2005.

The record quarterly sales were driven by growth in Ferro’s business segments, including Electronic Materials, Performance Coatings, Color and Glass Performance Materials, Polymer Additives and Specialty Plastics. Growth in Electronic Materials was 40 percent over the prior year when customers’ inventory issues depressed sales. Volume and price/mix were positive for the quarter, while exchange rate changes relative to the prior-year quarter lowered the Company’s reported revenue growth rate by approximately 3 percentage points.

Included in the first quarter 2006 net income from continuing operations were certain items, some favorable and some unfavorable, which had a combined negative pre-tax effect of approximately $6.2 million. These amounts included expense related to the accounting investigation, restatement and audit work for 2003 and 2004, a benefit plan curtailment charge and the positive effects from previously announced pension plan changes. These items reduced first quarter net income from continuing operations by $0.09 per share. In the 2005 first quarter, charges reduced net income by $0.11 per share.

The Company also recognized a $2.7 million non-cash, pre-tax loss in the first quarter resulting from mark-to-market forward supply contracts, mainly for natural gas. In the first quarter of 2005, the Company recognized a mark-to-market gain of $2.5 million from forward supply contracts. Mark-to-market charges will decline in the future as the Company transitions to new forward supply contracts over the next several quarters.

The Company’s first quarter 2006 gross margin percentage was 21.3 percent, up 120 basis points from the prior-year quarter. Selling, general and administrative (SG&A) expenses were 15.8 percent of sales for the quarter, including $6.2 million, or 1.2 percent of sales, in one-time charges and expenses as outlined above. SG&A, as a percent of sales, was 18.1 percent in the first quarter of 2005.

Total debt on March 31, 2006 was $650 million, up $95 million from the end of 2005. As previously indicated, this increase was the result of increased deposit requirements for precious metal consignment arrangements and for working capital to support increased sales.

Note: The Company’s 2004 Annual Report on Form 10-K was filed with the U.S. Securities and Exchange Commission on March 31, 2006 after a delay resulting from accounting investigations. As a result of this delay, the Company has not completed its 2005 financial filings and the 2005 annual financial results have not been audited. In addition, Ferro’s 2005 quarterly results and results for the quarter ended March 31, 2006 have not been reviewed by its auditor. The Company expects to complete its 2005 filings by the end of September 2006. The Company is providing guidance for the second quarter of 2006 based upon current expectations.

Current Business Conditions

“Current business conditions continue to provide a favorable environment for the Company’s businesses,” said President and CEO James Kirsch. “In general, our businesses are delivering increased volumes, pricing is improving and expense reduction efforts are progressing.”

Improved first quarter demand in the Electronic Materials business was driven by continued strength among multilayer capacitor and solar cell customers. Increased volume and a more favorable price/mix contributed to the increased overall revenue of the segment, along with higher precious metal cost pass-throughs.

In the Performance Coatings segment, price increases implemented in late 2005 showed their full effect in the first quarter. Raw material costs, particularly for zinc, are increasing sharply and are challenging Ferro’s ability to cover the increases through pricing alone. Color and Glass Performance Materials segment sales were positively impacted by a seasonal increase in construction spending and higher global auto production, as well as the effects of pricing changes made over the past year.

The Polymer Additives segment continues to reposition its product offerings. Ferro is generating increased sales in new additive segments, and is seeing good customer reception of new derivative product offerings. As a result, volumes have improved and there is a more diversified base of products from which to build future growth.

The Specialty Plastics segment is delivering improved profitability due to price increases, lower raw materials costs and improved expense control.

Guidance for 2006 Second Quarter

For the second quarter, the Company expects to report another revenue record with sales of $530 million to $540 million and net income from continuing operations of $0.21 to $0.25 per share. Sales are anticipated to grow in the Color and Glass, Performance Coatings and Electronic Materials segments, compared with the first quarter of 2006.

Included in the Company’s estimate of pre-tax income are expenses of $2.5 million from write-offs of unamortized fees and discounts from certain notes and debentures and expenses for unamortized fees associated with the Company’s prior revolving credit agreement. After taxes, these items are expected to reduce net income from continuing operations by approximately $0.04 per share. The guidance for the second quarter includes the anticipated results from Ferro’s Specialty Plastics business.

Ferro expects to provide additional details regarding the Company’s second quarter 2006 results by the end of September 2006.

Strategic Update

Ferro is taking aggressive action to drive operational excellence, significantly improve financial performance and enhance value for its shareholders.

One of Ferro’s key focus areas is driving greater profitability from its European assets. The Company announced today that it is moving forward with a plan to restructure the European operations in its Inorganic Specialties business, which includes the Performance Coatings and Color and Glass Performance Materials segments. Ferro has established an overall goal of $40 million to $50 million in annual operating cost savings by the end of 2009, with the full benefits realized in 2010.

The initial portion of the restructuring plan targets annual cost savings of approximately $10 million. The restructuring will result in significant manufacturing efficiencies and will contribute to increased production capacity to support revenue growth. The implementation activities for this program will be complete in 2008. Cost savings are expected to begin in 2007, with the majority of the $10 million in annual cost savings to be realized by 2008. The restructuring will require asset write-offs of approximately $11 million through accelerated depreciation beginning in the third quarter of this year, and severance costs totaling approximately $5 million, with these charges likely to begin in the fourth quarter of 2006.

Ferro also is moving forward in its portfolio management activities, with the goal of applying resources to core markets that management believes provide the greatest opportunity for operational synergies and financial success. As a part of this strategy, the Company entered into a non-binding letter of intent for the sale of its Specialty Plastics business in May. It expects the sale to be completed by the end of the third quarter.

In addition, Ferro announced on June 6 that it completed a new $700 million credit facility and had extended its $100 million asset securitization program. The new credit facility includes $250 million in revolving credit and $450 million in term loans.

“I’m extremely proud of the achievements of the Ferro team worldwide over the past half year,” said Kirsch. “We’re creating a new Ferro, one that’s fueled by committed people who bring great skill and a desire to win to the job every day. We now have a solid capital foundation, a strong and focused leadership team, and clear strategies and goals. The momentum of this organization is building, and I’m confident we can take Ferro to a new level of performance as we move forward.”

Conference Call

The Company will host a conference call to discuss its financial results and general business outlook on Wednesday, July 12 at 10:00 a.m. Eastern time. If you wish to participate in the call, dial (888) 780-9648 if calling from the United States or Canada, or dial (773) 681-5870 if calling from outside North America. When prompted, refer to the pass code, FOE, and the conference leader, David Longfellow. Please call approximately 10 minutes before the conference call is scheduled to begin.

A replay of the call will be available from noon Eastern time on July 12 through 10 p.m. Eastern time on July 19. To access the replay, dial (800) 944-1518 if calling from the United States or Canada, or dial (203) 369-3416 if calling from outside North America.

The conference call also will be broadcast live over the Internet and will be available for replay through the end of the third quarter. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s web site at www.ferro.com.

About Ferro Corporation

Ferro Corporation is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,800 employees globally and reported sales of $1.9 billion in 2005. Additional information about the Company can be found at www.ferro.com.

Cautionary Note on Unaudited and Forward-Looking Statements

The financial information in this release has not been reviewed by Ferro’s independent registered accounting firm. Pending completion of the audit of 2005 results and finalization of the Company’s 2005 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the period ended March 31, 2006, it is possible that additional adjustments to financial results could be identified.

In addition, portions of the foregoing discussion may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	Current and future economic conditions in the United States and worldwide, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Changes in customer requirements, markets or industries Ferro serves;

•	Changes in the costs of major raw materials or sources of energy, particularly natural gas;

•	Escalation in the cost of providing employee health care and pension benefits;

•	Risks related to fluctuating currency rates, changing legal, tax and regulatory requirements that affect the Company’s businesses and changing social and political conditions in the many countries in which the Company operates;

•	Access to capital markets and borrowings, primarily in the United States, and any restrictions placed on Ferro by current or future financing arrangements, including consequences of any future failure to be in compliance with any material provisions or covenants of its credit facilities;

•	Successful consummation of the sale of the Company’s Specialty Plastics business;

•	Satisfactory consultation with employee representatives in certain countries in connection with the Company’s European restructuring;

•	The possible delisting of the Company’s common stock from trading on the New York Stock Exchange if the Company’s audited annual financial statements for the fiscal year 2005 are not filed with the U.S. Securities and Exchange Commission by September 30, 2006 or such later date up to March 31, 2007 as the NYSE may permit;

•	The ultimate outcome of class action lawsuits filed against the Company; and

•	The effect of possible acts of God, terrorists, or the public enemy, or of fires, explosions, wars, riots, accidents, embargos, natural disasters, strikes or other work stoppages, or quarantines or other governmental actions or other events or circumstances beyond the Company’s reasonable control.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2006	2005
Net Sales	$504,986	$461,684
Cost of Sales	397,424	368,691
Selling, General and Administrative Expenses	79,994	83,711
Other Charges (Income):
Interest Expense	13,250	11,028
Foreign Currency Expense, Net	323	767
Miscellaneous (Income),Net	2,756	(1,827)

Income Before Taxes	11,239	(686)
Income Tax Expense (Benefit)	4,087	(1,242)

Income from Continuing Operations	7,152	556
Discontinued Operations
Loss from Discontinued Operations, Net	(106)	(54)
Gain (Loss) on Disposal of Discontinued Operations, Net	(2)	(6)

	(108)	(60)
Net Income	7,044	496
Dividend on Preferred Stock	(331)	(387)

Net Income Available to Common Shareholders	$6,713	$109

Per Common Share Data:
Basic Earnings
From Continuing Operations	$0.16	$0.00
From Discontinued Operations	($0.00)	($0.00)

	$0.16	$0.00

Diluted
From Continuing Operations	$0.16	$0.00
From Discontinued Operations	($0.00)	($0.00)

	$0.16	$0.00

Shares Outstanding:
Basic	42,557,983	42,280,777
Diluted	42,557,983	42,280,777
End of Period	42,672,310	42,376,076

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)
ASSETS	March 31, 2006	December 31, 2005

Current Assets:
Cash and Cash Equivalents	$16,315	$18,223
Accounts and Trade Notes Receivable, net	211,661	181,442
Inventories	230,600	213,218
Other Current Assets	279,795	201,597

Total Current Assets	$738,371	$614,480
Property, Plant & Equipment, net	525,394	530,035
Unamortized Intangibles	414,104	412,305
Miscellaneous Other Assets	100,696	102,090

Total Assets	$1,778,565	$1,658,910

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Notes and Loans Payable	$7,727	$193,523
Accounts Payable	246,544	236,767
Other Current Liabilities	113,880	107,220

Total Current Liabilities	368,151	537,510
Long-Term Debt, less current portion	640,951	360,068
Other Non-Current Liabilities	266,271	270,491

Total Liabilities	1,275,373	1,168,069
Series A Convertible Preferred Stock	18,509	20,630
Shareholders’ Equity	484,683	470,211

Total Liabilities and Shareholders’ Equity	$1,778,565	$1,658,910

Ferro Corporation and Consolidated Subsidiaries
Segment Sales and Segment Income
(Unaudited)
(Dollars in thousands)	Three Months Ended

	March 31, 2006	March 31, 2005

Segment Sales
Performance Coatings	$126,187	$118,543
Electronic Materials	109,294	78,136
Color and Glass Performance Materials	95,096	92,478
Polymer Additives	82,290	78,169
Specialty Plastics	68,973	70,131
Other	23,146	24,227
Total	$504,986	$461,684

Segment Income
Performance Coatings	$8,995	$7,805
Electronic Materials	8,216	(237)
Color and Glass Performance Materials	12,825	10,923
Polymer Additives	4,964	4,820
Specialty Plastics	5,946	3,592
Other	1,596	813
Total Segment Income	$42,542	$27,716

Unallocated expenses — Consolidated Results
Unallocated expenses	14,974	18,434
Interest expense	13,250	11,028
Other expense (income)—net	3,079	(1,060)
Income (loss) before taxes from continuing operations	$11,239	($686)

Geographic Sales
United States	$265,527	$241,936
International	239,459	219,748
	$504,986	$461,684

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